FundXFundX Investment Group, LLC

1	Code of Conduct

As officers and employees of FundX Investment Group, LLC (FundX), we are retained by our clients to manage parts of their financial affairs and to represent their interests in many matters. We are keenly aware that, as fiduciaries, we owe our clients our undivided loyalty – our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We expect all employees to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, their employer, and their fellow employees.

We expect all employees to adhere to the highest standards with respect to any potential conflicts of interest with client accounts – simply stated, no officer or employee should ever enjoy an actual or apparent benefit over the account of any client.

        We expect all persons associated with FundX to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our clients’ interests, subject to the legality of such information.

        We expect our officers and employees to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with our clients.

        Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation where you are unsure about the application of this code or any of the policies, you are encouraged to discuss the situation confidentially with your supervisor or any officer.

You are required to annually complete the Code of Conduct Acknowledgement Form (attached herein) that you have received and understand the contents of the Code of Conduct.

Please direct any questions about the Code of Conduct to FundX’s Compliance Officer or President.

FundX Investment Group L.L.C.

2	Code of Ethics

General

FundX has adopted this Amended Code of Ethics (“Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (“Adviser Act”) and Rule 17j-1 under the Investment Company Act of 1940 (Investment Company Act). The Code of Ethics is predicated on the principle that FundX has a fiduciary responsibility to its clients. Accordingly, FundX’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, FundX must:

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Place client interests ahead of FundX’s – As a fiduciary, FundX must serve in its clients’ best interests. In other words, FundXFundX employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

•	Engage in personal investing that is in full compliance with FundX’s Code of Ethics – Employees must review and abide by FundX’s Personal Securities Transaction and Insider Trading Policies.
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Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with FundX, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding FINRA limits, and may attend business meals, sporting events and other entertainment or educational events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and employee(s) are present.

The Compliance Officer shall notify each employee of the reporting obligations under this Code at the time such person becomes an employee.

Any questions with respect to FundX’s Code of Ethics should be directed to the Compliance Officer and/or the President.

Compliance with Laws and Regulations.

Employees must comply with all applicable federal and state securities laws.  No employee is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:

•	to defraud the client in any manner;

•	to mislead the client, including by making a statement that omits material facts;

•	to engage in any act, practice or course of conduct that would act as fraud or deceit upon the client;

•	to engage in any manipulative practice with respect to the client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.

FundX takes pride in its reputation and the quality of its personnel. The purpose of the Code is to maintain the firm’s ethical standards by:

•	educating employees about the firm’s expectations and the laws governing their conduct;

•	guarding against violations of the securities laws;

•	protecting FundX 's clients by deterring misconduct; and

•	establishing procedures for employees to follow to ensure they fully understand and adhere to the firm’s strong ethical principles.

Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

Securities and Instruments that are not Securities

FundX will regard the following as securities for purposes of complying with this policy: Any note, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exempt Securities

Investments in Treasury securities, certificates of deposit, commercial paper, and other similar money market instruments are not required to be reported by employees under the Personal Security Transaction Policy.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

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Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Employees’ interests as a general partner in securities held by a general or limited partnership; and
•	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

•	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

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Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

•	Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.
•	Purchases of securities in DRIPS (dividend reinvestment plans).
•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.
•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.
•	Purchases or sales of exchange-traded options on broadly-based indices.

From time to time, the Compliance Officer may exempt certain transactions on a trade-by-trade basis.

Initial Public Offerings

No employees shall acquire beneficial ownership of securities in an initial public offering.

All employees who have the authority to buy or sell securities for advisory clients are strictly prohibited from acquiring beneficial ownership of securities in an initial public offering.1 Otherwise, those employees seeking to purchase securities in an initial public offering must obtain the aforementioned pre-clearance approval.

Private Placements

Employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from the Compliance Officer. In determining whether to grant the approval, the Compliance Officer will seek to determine whether or not the employee’s acquisition of the security precluded advisory clients from purchasing the security. In addition, the officer must determine that the investment was not being offered to the employee strictly by virtue of the employee’s position at FundX.

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1 See NASD Notice to Members 03-79 for a detailed description of Rule 2790.

Reporting

Employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each employee is responsible to complete a quarterly “Personal Securities Trading” form and return it to the CCO by the 25th of the month after a quarter ends. The CCO will review and acknowledge these reports.

Also discussed in more detail below, new employees are required to disclose all of their personal securities holdings within 30 days of commencement of their employment. (See Attachment A for a copy of the Initial Holdings Form.)  All employees will report their holdings annually within 30 days of the end of each calendar year. FundX shall maintain these records in accordance with the record-keeping rule.

Employees’ reporting requirements for their securities holdings are somewhat broader than preclearance requirements.  For example, while transactions in exchange traded funds do not have to be precleared, they must be reported.2  The purpose is to ensure that Compliance has a full understanding of where employees have brokerage accounts and where potential conflicts of interest with clients and other risks may arise.  If there are questions about this, please see the Compliance Officer.

a. Initial Holdings Report.  New employees must submit to Compliance an Initial Holdings Report within ten (10) days of beginning employment with FundX and annually thereafter.  This report must include the following information and should be current as of a date not more than 45 days before the report is due:

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With regard to every Covered Security in which the employee or a family member holds a beneficial interest, the report must identify the title of the security, the ticker symbol or CUSIP, the type of security, the number of shares and the broker or dealer.

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With regard to any security (not just a Covered Security) in which the employee or a family member has a beneficial interest, the report must identify the broker, bank or dealer where that security is located.3

●	If the employee has no holdings, s/he should indicate this on the Report.

b. Annual Holdings Report.  All employees must file an Annual Holdings Report containing the information described in a. above.  The report should be current as of a date not more than 45 days before the report is due. This report must be filed by January 31st of each calendar year.  If the employee has no holdings, s/he should indicate this on the Annual Holdings Report.  To avoid a fine of at least fifty dollars ($50), annual reports must be filed by January 31st.

c. Quarterly Transaction Reports.  All employees are required to submit Quarterly Transaction Reports regarding all transactions in Covered Securities in which they or their family members have a beneficial interest. This report must be submitted no later than 25 days after the end of each calendar quarter (Attachment B)

d. CCO will review Initial Holdings Report, Annual Holding Report and Quarterly Holdings Reports for compliance issues.

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2 Transactions in ETFs must be reported even though they do not have to be precleared.

3 In other words, even if an account only holds mutual funds or certificates of deposit, that account must be identified.  It is not necessary to specify the value of the holdings in the account.

New Brokerage Account Reports.  If an employee or a family member opens an account that contains securities, s/he must file a Quarterly Brokerage Account Report detailing: (i) the name of the broker, dealer or bank with whom the account was established; (ii) the date the account was established; and (iii) the date the report was submitted.  The report must be filed within 30 days of the end of the quarter in which the account was opened.

(i)           Required Information on Reports.  The following information is to be provided on Quarterly Transaction Reports for transactions effected in Covered Securities:

•
the date of the transaction, the name of the security and the exchange ticker symbol or CUSIP number, the interest rate and maturity date of bonds, the number of shares or the principal amount of bonds

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer or bank effecting the transaction was effected; and

•	the date the report is submitted.

The term 'Covered Security' means any stock, bond, future, investment contract or any other instrument that is considered a security under the Advisers Act.  The term is very broad and for the purposes of this Code also includes:

•	options on securities, on indexes and on currencies;

•	all kinds of limited partnerships;

•	foreign unit trusts and foreign mutual funds;

•	private investment funds, hedge funds and investment clubs;

•	bonds issued by a city, state or municipality; and

•	funds managed by FundX.

The term ‘Covered Security' does NOT include

•	direct obligations of the U.S. government, such as treasury bonds;4

•	bankers' acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•	shares issued by unaffiliated open-end registered mutual funds;

•	exchange traded funds; or

•	shares issued by unit investment trusts that are invested exclusively in open-end mutual funds.

Trading and Review

It is a policy of FundX Investment Group LLC to hold no-load mutual funds in client accounts for 90 days, unless a fund allows for frequent trading (Pro-Funds, Potomac or Rydex), or a client forces liquidation.

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4 Please note that all transactions in municipal bonds must be precleared.

Except for limited circumstances and subject to pre-clearance approval, employees must hold open-ended mutual fund shares a minimum of 90 days. Exempt from this 90 day policy are transactions in Exchange Traded Funds and mutual fund shares of families that allow frequent trading in their prospectus (such as ProFunds, Potomac, and Rydex). Any questions regarding this policy should be directed to the Compliance Officer, prior to affecting a trade.

FundX strictly forbids “front-running” client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts. While mutual funds are FundX Investment Company’s primary business, a portfolio manager or trader who manages a discretionary client portfolio using common stocks is forbidden from purchasing the same issue within 24 hours of a discretionary client purchase, or selling within 24 hours of a discretionary client sale. The Compliance Officer will monitor employee’s investment patterns to detect abuses. The Money Management Dept. Head will monitor the Compliance Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

Since we are an “investment firm” employees are discouraged from selling a security held less than 30 days. If this becomes necessary, approval from a department head is necessary and must be noted in the Compliance record.  Employee transactions in ETF’s or shares of companies in the S & P 500 must be reported every 90 days. These securities should be held for 30 days unless permission to sell is granted from a Dept. Head or the CCO.

Annually, the Compliance Officer will:

▪	create a written report that describes any material violations that arose under the Code of Ethics since the last annual report, remedial steps taken, and sanctions imposed;

▪	certify that FundX has adopted procedures reasonably necessary to prevent violations of the Code; and

▪	present this report and certification to FundX’s senior management and to the Board of Directors of all funds advised by FundX.

Remedial Actions

FundX takes the potential for conflicts of interest caused by personal investing very seriously. As such, FundX has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that FundX reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

•	1st Violation – Verbal warning;
•	2nd Violation – Written warning that will be included in the employee’s file, and disgorgement of profits to a charity specified by the employee;
•	3rd Violation – Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and
•	4th Violation – Possible termination of employment.

2.           Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, FundX has instituted procedures to prevent the misuse of non-public information.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or
•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating material non-public information to others in breach of a fiduciary duty.

FundX’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the Compliance Officer and/or President.

Whom Does the Policy Cover?

This policy covers all of FundX’s employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder, and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

FundX’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and President as soon as possible. From this point, the employee, Compliance Officer and President will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
•	Shall not engage in securities transactions of any company, except in accordance with FundX’s Personal Securities Transaction Policy and the securities laws.
•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
•	Shall immediately report the potential receipt of non-public information to the Compliance Officer and President.
•	Shall not proceed with any research, trading, etc. until the Compliance Officer and President inform the employee of the appropriate course of action.

Serving As Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations, other not-for-profit institutions and any company that is a portfolio holding . Employees may also receive compensation for such activities.

At certain times, FundX may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of FundX may, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between FundX and the outside organization, and that the employee does not communicate such information to other FundX employees in violation of the information barrier.

Similarly, FundX may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire FundX.

FundX employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer.  Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Gifts

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with FundX, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding NASD limits, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present. All employees will enter any gift received as follows in ACT Contact “Gifts” in Notes - History: Giver; Type; Value; and purpose.

Record Maintenance

The Compliance Officer, or her designee, shall maintain or cause to be maintained in a readily accessible place the following records:

1.	A copy of all Codes of Ethics adopted by the firm that have been in effect during the past five years;

2.	A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

3.	A record of compliance certifications for each employee or access person for the last five years;

4.	A copy of all reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 of the Investment Company Act; and

5.	A list of all persons who are, or within the preceding five years have been, access persons.

6.	CCO will maintain a compliance events calendar and logs.

Attachment A

2.1	Initial Holdings Form

FundX INVESTMENT GROUP

In accordance with FundX Investment Group, LLC.’s Personal Securities Transaction Policy, please provide a list of all securities in which you have a pecuniary interest and all securities in non-client accounts for which you make investment decisions. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Employee  _______________________________________________ (PRINT NAME)

Number of Shares	Security Name	Custodian	Account Number

I certify that this form fully discloses all of the securities in which I have a pecuniary interest.

______________________________________________               ______________________
Signature                                                                                                                                Date

Attachment B

2.2	Quarterly Transactions Report

FundX INVESTMENT GROUP
Personal Securities Transactions
XX Quarter XXXX

1: Have you sold shares in any of the FundX Funds that were held less than 30 days?  _____

If yes to the above, was this transaction(s) approved by a portfolio manager?______
Portfolio Manager Name:
If no, please explain.

2: Have you sold any other mutual fund shares held less than 90 days?

3: Please list any STOCK or ETF (not noload funds) transactions completed in the 3rd Quarter 2012, held in any account that you have direct or indirect pecuniary interest.

During the period, (date)  through (date), The following STOCKS or ETFs transactions in accounts that I have direct or indirect pecuniary interest were made:
(Attach sheet if more space is needed).

                   Buy/     Name of                                                         Broker/
Date          Sell      Security               Price        # Shares            Bank                       Net

4. During the period, July 1, 2012 through September 30, 2012, did you open or close any accounts (yes/no):_____
If yes please indicate open/close plus account number and broker.

Signature  _______________________________________
Print Name  ______________________________________
Date ____________________________________________

Please, Read Chapter 2 in the Compliance Manual for details regarding Personal Securities Transactions.